                                                                  EXHIBIT (d)(5)


                              EMPLOYMENT AGREEMENT

         Except as otherwise specifically provided herein, this Employment Agreement (this "Agreement") by and between Engle Homes, Inc., a Florida corporation (the "Company"), and John Kraynick (the "Executive") is made effective for all purposes immediately prior to the consummation of the Offer (as defined in the Agreement and Plan of Merger dated as of October 12, 2000 among Technical Olympic USA, Inc., a Delaware corporation (the "Parent"), Helios Acquisition Corp., a Florida corporation, and Engle Homes, Inc., a Florida corporation (the "Merger Agreement") (the "Effective Time").

                                    RECITALS:

         The Company, its divisions, subsidiaries, and other affiliated entities are primarily engaged in the business of developing land for, and the construction of, detached, single-family residences (the "Business"). The Company and the Executive previously entered into a Change in Control Severance Agreement dated May 14, 1999 (the "Severance Agreement"), the intent and purpose of which was to specify the terms and conditions of the Executive's employment with the Company, and the Company and the Executive now desire to cancel and terminate the Severance Agreement and to enter into this Agreement, all effective as of the Effective Time.

                                    AGREEMENT

1. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Time and ending on December 31, 2003, unless terminated earlier in accordance with the provisions of Section 3 hereof. However, the Company and the Executive may extend the term of this Agreement by execution of a written amendment hereto, setting forth the terms of such extension. If the parties fail to execute such written amendment, but the employment relationship continues after December 31, 2003, the term of this Agreement automatically shall continue during such period of continued employment, which shall be on a month-to-month basis. Notwithstanding the foregoing, if a Change of Control occurs prior to the termination of this Agreement pursuant to Section 3, the term shall not end prior to the second anniversary of such Change of Control, unless terminated earlier in accordance with the provisions of Section 3 herein. The term of the Executive's employment under this Agreement is sometimes referred to as the "Employment Period".

2. Terms of Employment

         (a) Position and Duties.

                  (i) During the Employment Period, (1) the Executive shall serve as the Executive Vice President of the Company, (2) the Executive's status, and reporting requirements, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Effective Time, and (3) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Time or any office or location less than sixty (60) miles from such location.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to perform faithfully such responsibilities in a manner consistent with prior performance. During the Employment Period it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees,
(2) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (3) manage personal investments (including without limitation land banking for the Company and others), so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an Executive of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Time, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Time shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company. The Company also may from time to time assign additional or other duties to the Executive in conjunction with the restructuring of the Parent and its subsidiaries, which additional or other duties shall be reasonably consistent with the Executive's experience and position with the Company; provided, however, that no such assignment shall be made without the Executive's prior written consent. If the Executive is appointed or elected an officer or director of any of the Company's affiliates, and the Executive consents in writing to such appointment, the Executive will fulfill his duties as such officer or director without additional compensation. Upon his termination of employment with the Company, the Executive automatically shall cease to be an employee, officer or director of any affiliate of the Company, unless the board of directors of the Company provides otherwise.

         (b) Compensation.

                  (i) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at an annual rate at least equal to the following amounts:

            PERIOD                                          BASE SALARY
            ------                                          -----------

Effective Time to December 31, 2000                          $355,000

January 1, 2001 to December 31, 2001                         $385,000

January 1, 2002 to December 31, 2002                         $415,000

January 1, 2003 to December 31, 2003                         $445,000



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

                  The Base Salary shall be paid to the Executive at such intervals as base salary was paid to the Executive prior to the Effective Time.

                  (ii) Annual Bonus. In addition to Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual cash bonus (an "Annual Bonus") determined in accordance with the formula attached as Exhibit A hereto and made a part hereof; provided, however, that in no event shall the Annual Bonus payable for any fiscal year during the Employment Period be less than the highest bonus payable to the Executive from the Company and its subsidiaries in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Time occurs.

                  (iii) Incentive, Savings and Retirement Plans. In addition to the Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other executives of the Company and its subsidiaries, in each case comparable to those in effect at the Effective Time or as subsequently amended. Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities that in the aggregate are substantially the same as, and equivalent in value to, the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 180-day period immediately preceding the Effective Time or, if more favorable to the Executive, as provided at any time thereafter with respect to other executives of the Company and its subsidiaries.

                  (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, life, group life, accidental death and travel accident insurance plans and programs), that in the aggregate are substantially the same as, and equivalent in value to, the most favorable of such plans, practices, policies and programs in effect at any time during the 180-day period immediately preceding the Effective Time or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other executives of the Company and its subsidiaries.

                  (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries in effect at any time during the 180-day period immediately preceding the Effective Time or, if more favorable to the Executive, as in effect at any time thereafter with respect to other executives of the Company and its subsidiaries.

                  (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, in accordance with the plans, practices, programs and policies of the Company and its subsidiaries that, in the aggregate, are substantially the same as those in effect at any time during the 180-day period immediately preceding the Effective Time or, if more



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

favorable to the Executive, as in effect at any time thereafter with respect to other executives of the Company and its subsidiaries.

                  (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its subsidiaries at any time during the 180-day period immediately preceding the Effective Time or, if more favorable to the Executive, as provided at any time thereafter with respect to other executives of the Company and its subsidiaries.

                  (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time during the 180-day period immediately preceding the Effective Time or, if more favorable to the Executive, as in effect at any time thereafter with respect to other executives of the Company and its subsidiaries.

3. Termination

         (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a mental or physical incapacity, illness or disability which renders the Executive unable to perform his duties and responsibilities for the Company and which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

         (b) Cause. The Company may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of fraud, embezzlement or misappropriation of funds, taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) repeated violations by the Executive of the Executive's obligations under Section 2(a) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of the Executive of a felony.

         (c) Good Reason. The Executive's employment may be terminated by the Executive for "Good Reason". For purposes of this Agreement, "Good Reason" means:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements),



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authority, duties or responsibilities as contemplated by Section 2(a) of this
Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 2(a)(i)(3) hereof, except for travel reasonably required in the performance of the Executive's responsibilities;

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v) any failure by the Company to comply with and satisfy
Section 9(h) of this Agreement.

         (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 5(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

         (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination

         (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal



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representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time from the 180-day period preceding the Effective Time through the Date of Termination (the "Highest Base Salary"), (ii) the product of the Annual Bonus paid to the Executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (iv) any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of executives of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 180 day period immediately preceding the Effective Time or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other executives of the Company and its subsidiaries and their families.

         (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled Executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 180 day period immediately preceding the Effective Date or, if favorable to the Executive and/or the Executive's family, as in effect at any time thereafter on the Disability Effective Date with respect to other executives and their families.

         (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Highest Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with accrued interest thereon). If the Executive terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of



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

Termination. The Executive shall not be released from the covenants contained in Sections 6 and 7 hereof and on the first day of the month following the Date of Termination the Company shall pay the Executive a lump sum cash payment equal to 1/12th of the Executive's Highest Base Salary, multiplied by the lesser of (i) 12, or (ii) the number of months (and fractions thereof) from the Date of Termination through December 31, 2003; provided, however, that in the event that the Company terminates the Executive's employment for Cause, then the Company may elect, by written notice to the Executive prior to the first day of the calendar month following the Date of Termination, to release the Executive from the covenants contained in Section 6(b)(1) and (2) hereof, in which case the Company shall be released from its obligations to make the payments specified in this sentence.

         (d) Good Reason; Other Than for Cause, Disability or Death. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, Disability or death, or if the Executive shall terminate his employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           (1) the Accrued Obligations, and

                           (2) the Executive's Highest Base Salary for the
period from the Date of Termination until the last day of the Employment Period under Section 1 hereof, determined for this purpose without regard to any early termination under Section 3 hereof or otherwise, and provided, however, that if the Date of Termination is within the first two years of the Employment Period, the foregoing period shall not be less than 2 years (such period being defined as the "Remaining Period"); and

                           (3) an amount equal to the product of (i) the Annual
Bonus paid to the Executive for the last fiscal year ending during the Employment Period, or if higher, the annual bonus paid to the Executive for the last fiscal year ending on or before the Effective Time, multiplied by (ii) a fraction, the numerator of which is the number of days in the Remaining Period, and the denominator of which is 365; and

                           (4) in the case of compensation previously deferred
by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company; and

                           (5) all other amounts accrued or earned by the
Executive through the Date of Termination and amounts otherwise owing under the then existing plans and policies at the Company; and

                  (ii) for the Remaining Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) and (vi) of this Agreement if the Executive's employment had not been terminated, including health, dental,



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disability insurance, life insurance, and fringe benefits, and, for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

         (e) Change in Control.

                  (i) Notwithstanding the foregoing provisions of Section 4(d) hereof, in the event that after the Change in Control Effective Date, as defined below, either the Company shall terminate the Executive's employment other than for Cause, Disability or death, or the Executive shall terminate his employment for Good Reason, then the lump sum payable to the Executive under Section 4(d)(i) hereof (in addition to the continuation of benefits under Section 4(d)(ii) hereof) shall be the greater of the amount specified in Section 4(d)(i) hereof or the aggregate of the following amounts:

                           (1) the Accrued Obligations; and

                           (2) the product of (x) two times (y) the sum of (i)
the Highest Base Salary and (ii) the Recent Bonus; and

                           (3) in the case of compensation previously deferred
by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                           (4) all other amounts accrued or earned by the
Executive through the Date of Termination and amounts otherwise owing under the then existing plans and policies at the Company; and

                  (ii) For purposes of this Agreement:

                           (1) the "Change in Control Effective Date" shall be
the date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (y) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Change in Control Effective Date" shall mean the date immediately prior to the date of such termination; and

                           (2) "Change of Control" shall mean the occurrence of
any of the following events with respect to either the Company or the Parent, or any other entity that owns, directly or indirectly, a Controlling Interest, as defined below, in the Company or the Parent (each an "Applicable Entity"):

                                    (i) consummation by the Applicable Entity of
(x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the



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Applicable Entity immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such reorganization, or (y) a liquidation or dissolution of the Applicable Entity, or (z) the sale of all or substantially all of the assets of the Applicable Entity;

                                    (ii) Individuals who, as of the date
immediately following the consummation of the Merger (as provided in the Merger Agreement), constitute the board of directors of the Applicable Entity (the "Incumbent Board") cease for any reason to constitute a majority of the board of directors of the Applicable Entity, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Applicable Entity's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                    (iii) the acquisition (other than from the
Applicable Entity the Parent or its subsidiaries) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Applicable Entity's Common Stock or the combined voting power of the Applicable Entity's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Applicable Entity, the Parent or its subsidiaries, (2) any person, entity or "group" that as of the date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of a Controlling Interest, or (3) any employee benefit plan of the Applicable Entity, the Parent or its subsidiaries.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) the consummation of any or all of the transactions contemplated in the Merger Agreement shall not constitute a Change of Control, (y) no public offering by the Applicable Entity of its shares of Common Stock (a "Public Offering") shall constitute a Change in Control unless the stockholders of the Applicable Entity immediately prior to the Public Offering shall, immediately following the Public Offering, own less than 40% of the outstanding shares of the Applicable Entity or less than 40% of the combined voting power of the Applicable Entity's then outstanding voting securities entitled to vote in the election of directors, and
(z) no Change in Control shall be deemed to occur solely by reason of any transaction among Applicable Entities.

         (f) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to



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receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

         (g) Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) commenced after the Change in Control Effective Date by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 5 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

5. Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5) (a "Payment") would be subject to any excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payments by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments, and
(y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (b) Subject to the provisions of paragraph (c) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up-Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by BDO Seidman, LLP (the "Accounting Firm"),



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which shall provide detailed supporting calculations both to the Company and the
Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (ii) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii) cooperate with the Company in good
faith in order effectively to contest such claim, and

                                    (iv) permit the Company to participate in
any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Non-Competition and Non-Interference.

         (a) Acknowledgments by the Executive. The Company promises to and shall provide the Executive with Confidential Information, as defined in Section 7(b)(iii)(1) hereof, in order for the Executive to perform his duties under this Agreement. The Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this Section 6 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Company.

         (b) Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of (i) the compensation and benefits to be paid or provided to the Executive by the Company, (ii) the Executive's continued employment with the Company and (iii) the provision of Confidential Information to the Executive, the Executive covenants that he will not, directly or indirectly:

                  (1) during the Noncompete Period, without the express prior written consent of the board of directors of the Company, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in any county in the United States in which the Company is conducting Business activities; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                  (2) during the Non-Compete Period, whether for the Executive's own account or for the account of any other person, (except for the account of the Company and its affiliates), (x) solicit business of the same or similar type being carried on by the Company, from any person known by the Executive to be a customer of the Company, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Company, or (y) interfere with the Company's relationship with any person who at any time during the period of his employment with the Company, was a contractor, supplier, or customer of the Company; or

                  (3) whether for the Executive's own account or the account of any other person, at any time during his employment with the Company or its affiliates and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company, or in any manner induce, or attempt to induce, any employee of the Company to terminate his employment with the Company; provided, however, that nothing in this Section 6(b)(3) shall preclude the Executive from soliciting or employing any person who was employed by the Company after six months have lapsed from the last date of the former employee's employment with the Company.

         (c) For purposes of this Agreement:

                  (i) the "Noncompete Period" shall mean the period beginning on the date of this Agreement is executed and ending on the earlier of (1) December 31, 2003 or (ii) the first anniversary of the Executive's termination of employment.

                  (ii) the "Post-Employment Period" shall mean the eighteen (18) month period beginning on the Date of Termination.

         (d) If any covenant in Section 6(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. The Executive hereby agrees that this covenant is a material and substantial part of this Agreement and that (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Company.

7. Non-Disclosure Covenant; Executive Inventions.

         (a) Acknowledgments by the Executive. The Executive acknowledges that
(i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (iii) because the Executive possesses substantial technical expertise and skill with respect to the Company's business, the Company desires to obtain exclusive ownership of each Executive Invention, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Executive Inventions.

         (b) Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, and the provision of Confidential Information, the Executive covenants as follows:

         (i) Confidentiality.

                  (1) During his employment with the Company and its affiliates and during the Post-Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the board of directors of the Company or except as otherwise expressly permitted by the terms of this Agreement or as required by law.

                  (2) Any trade secrets of the Company will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

                  (3) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of an improper disclosure by the Executive.

                  (4) The Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Company or used in Company's business (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of his employment, or upon the request of the Company during the Post-Employment Period, the Executive will return to the Company all of the Proprietary Items and Confidential Information in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment, including electronic or otherwise, of any of the Proprietary Items or Confidential Information.

         (ii) Executive Inventions. Each Executive Invention will belong exclusively to the Company. The Executive acknowledges that all of the Executive's writing, works of authorship and other Executive Inventions are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such Executive Inventions are not works made for hire, the Executive hereby assigns to the Company all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

                  (1) disclose to the Company in writing any Executive
Invention;

                  (2) assign to the Company or to a party designated by the Company, at the Company's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

                  (3) execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

                  (4) sign all other papers necessary to carry out the above obligations; and

                  (5) give testimony and render any other assistance but without expense to the Executive in support of the Company's rights to any Executive Invention.

         (iii) Definitions. For purposes of this Agreement:

                  (1) The term "Confidential Information" means any and all intellectual property of the Company (or any of its affiliates), including but not limited to:

                           (A) trade secrets concerning the business and affairs
of the Company (or any of its affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

                           (B) information concerning the business and affairs
of the Company (or any of its affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

                           (C) notes, analysis, compilations, studies,
summaries, and other material prepared by or for the Company (or any of its affiliates) containing or based, in whole or in part, on any information included in the foregoing.

                  (2) The term "Executive Invention" mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period or at any time prior to the Employment Period that Executive was an employee of the Company, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company; and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Company, that is based upon or uses Confidential Information.

         (c) Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. General Provisions.

         (a) Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 6 or 7 of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Executive agrees to waive any requirement for the Company's securing or posting of any bond in conjunction with any such remedies. The Executive further agrees to and hereby does submit to in personam jurisdiction before each and every court in the jurisdiction specified in Section 9.5(b) hereof for that purpose. Without limiting the Company's rights under this Section 8 or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 6 and 7 and such breach is proven in a court of competent jurisdiction, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

         (b) Covenants of Sections 6 and 7 are Essential and Independent Covenants. The covenants by the Executive in Sections 6 and 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. The Executive's covenants in Sections 6 and 7 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Sections 6 or 7.

         (c) Survival. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of the Executive in Sections 6 and 7 shall survive the termination of the Agreement, except as provided below, and
(ii) the covenants and agreements in Sections 6 and 7 shall be effective as of the date this Agreement is executed; however, such covenants shall automatically lapse if the transactions contemplated by the Merger Agreement are not consummated within 4 months of the execution of this Agreement.

         (d) Legal Recourse. The Executive further agrees that the covenants in Sections 6 and 7 are made to protect the legitimate business interests of the Company. The Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular, for any breach of the covenants in Sections 6 and 7.

9. General Provisions.

         (a) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         (b) Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         (c) Notices. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt),
(ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to the Company:

                  Engle Homes, Inc.
                  123 Northwest 13th Street, Suite 300
                  Boca Raton, Florida, 33432
                  Att: Chief Financial Officer
                  Facsimile No.: 561-338-5634

                  With a copy to:

                  Mark Kelly
                  Vinson & Elkins
                  1001 Fannin, Suite 2300
                  Houston, Texas 77002
                  Facsimile No.: 713-615-5531

         If to the Executive:

                  John Kraynick
                  c/o Engle Homes, Inc.
                  123 Northwest 13th Street, Suite 300
                  Boca Raton, Florida 33432

         (d) Entire Agreement; Amendments. This Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and hereby expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Severance Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         (e) Governing Law; Submission to Jurisdiction.

                  (i) This Agreement will be governed by the laws of the state of Florida without regard to conflicts of laws principles.

                  (ii) Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Palm Beach county, Florida, for the purposes of any proceeding arising out of this Agreement.

         (f) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         (g) Stock Options. The Executive hereby irrevocably agrees, effective for all purposes as of the date this Agreement is executed, to surrender to the Company, within five days after the consummation of the tender offer contemplated in the Merger Agreement, all options of the Executive with respect to stock of the Company, unexercised, in exchange for payment in cash by the Company equal to the aggregate spread on such options (i.e., for each option, the amount by which $19.10 exceeds the exercise price per share under the options, multiplied by the number of shares of Common Stock of the Company subject to the option), less applicable withholding taxes, as provided in the Merger Agreement.

         (h) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Indemnification.

         a. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, causes of action, lawsuits, damages, expenses (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Executive in connection or in any way associated with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or any subsidiaries or affiliates, including any property owner or condominium association that the Executive has been asked to serve on by the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

         b. The Company shall pay any expenses (including attorneys' fees and costs), judgments, penalties, fines, settlements, interest and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 10 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten
(10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 10, together with a reasonable accounting of such expenses.

         c. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 10 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

         d. The Company shall make the advances contemplated by this Section 10 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Section 10 shall be unsecured and interest-free.

         e. The provisions of this Section 10 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Time, except as otherwise provided herein.

                                        "COMPANY"

                                        Engle Homes, Inc.



                                        By: /s/ ALEC ENGELSTEIN
                                           -----------------------------------
                                        Name:   Alec Engelstein
                                             ---------------------------------
                                        Title:  President
                                              --------------------------------

                                        "EXECUTIVE"

                                        /s/ JOHN KRAYNICK
                                        --------------------------------------
                                        John Kraynick

                                   EXHIBIT "A"


                              ANNUAL BONUS FORMULA


                  For each fiscal year during the Employment Period in which the "Adjusted Pre-Tax Income" of the Company exceeds 10% of the "Average Stockholder's Equity", for such fiscal year, the Company shall pay to the Executive an "Annual Bonus". If the Company's Adjusted Pre-Tax Income exceeds 10% of the Average Stockholder's Equity for any such year, the Company shall pay the Executive an Annual Bonus for such year equal to the "Bonus Pool" plus the "Incremental Bonus Pool", if any. For this purpose:


(1) (i) The "Bonus Pool" for any fiscal year of the Company shall be equal to:


                  (x) 1% of 10% of the Company's Adjusted Net Income for the fiscal year, plus,

                  (y) 0.65% of the amount by which the Adjusted Pre-Tax Income exceeds 10% of the Adjusted Pre-Tax Income for such year.

                  (z) the sum of (x) plus (y) is multiplied by the number of Executives in the "Executive Pool", resulting in the Bonus Pool.

         (ii) If the current Bonus Pool is equal to the previous fiscal year's Bonus Pool, the Executive shall be paid an amount equal to the Annual Bonus paid in the previous fiscal year.

         (iii) If the current Bonus Pool is less than the previous fiscal year's Bonus Pool, the Executive shall be paid an Annual Bonus equal to the pro-rata share of the current Bonus Pool available, based on the percentage paid in the previous fiscal year to the total Bonus Pool for each Executive. Provided however, if the Executive Pool is decreased during the fiscal year, the Bonus Pool calculation shall be determined at all times based on five(5) Executives.

         (iv) If the current Bonus Pool is greater than the prior year's Bonus Pool, the Executive shall be paid an Annual Bonus of an amount equal to (x) the prior year's Annual Bonus, plus (y) the Incremental Bonus Pool. The "Incremental Bonus Pool" is the amount resulting from the current fiscal year's Bonus Pool less the Annual Bonus paid in the previous fiscal year, divided by the Executive Pool.

         (v) If there is a change in the Company's fiscal year, a "Stub Period Bonus" will be paid to each Executive in the Executive Pool for the months prior to the beginning of the new fiscal year (the "Stub Period"). The Stub Period Bonus is calculated by the number of months in the Stub Period, taken as a percentage of twelve months, multiplied by the previous fiscal year's Annual Bonus for each Executive. The Stub Period Bonus will be paid in cash within thirty (30) days of the last day in the Stub Period.

(2) "Adjusted Pre-Tax Income" means, for any period with respect to the amount thereof shall be determined, the aggregate of the net income for such period (taken as a cumulative whole), before federal and state income taxes, determined in accordance with GAAP, and based on audited financial statements, modified to the extent included in the consolidated net income of the Subject Entities. Net income shall exclude the effect of the following items:

         (s) any additional depreciation, amortization or other cash or non-cash expense or income resulting from the write-up or write-down of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Company by the Buyer;

         (t) any expenses, including incremental interest incurred in connection with this Contemplated transaction (calculated as the difference in actual interest incurred less the amount of interest which would have been incurred had the subordinated debentures totaling $250,000,000 with a 9.25% coupon remained in place through the term of the contract) documentary stamp taxes, lender's attorneys' fees and origination fees, incurred in connection with (x) the financing of the contemplated acquisition, (y) fees and expenses of accountants, and other professionals incurred by the Company in connection with the Contemplated transaction.

         (u) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices after the Closing;

         (v) any expenses directly or indirectly incurred in connection with the acquisition of the Company by the Buyer;

         (w) any corporate assessments or charges from Technical Olympic USA, Inc. or any of its affiliates other than the reimbursement of any out-of-pocket expenses incurred by Technical Olympic USA, Inc. that the Company would incur on a stand-alone basis (considering competitive market rates at which the same could be obtained from third party sources), and under no circumstances will any such reimbursement exceed, on a pro rata basis, the corresponding amounts charged to any other affiliate of Technical Olympic USA, Inc.

         (y) in the event dividends or other distributions are paid or distributed to Buyer by the Company (excluding however, tax payments payable by the Company under any tax sharing agreement with Technical Olympic USA, Inc.), net income shall include deemed interest income on such funds equivalent to the prime rate of interest.

         (z) all Annual Bonuses paid to Executive Officers for the bonus year.

(3) "Average Shareholders Equity" means the average of the Company's year-end "Shareholder's Equity" for the two fiscal year s preceding the fiscal year of the Company for which the Annual Bonus is being determined. "Shareholder's Equity" subsequent to the Merger means the equity or equivalent amount at the time of the Merger plus the Adjusted Pre-Tax Income multiplied by the applicable Federal and State tax rates.

(4) "Executive Pool" means five(5) Executives, or such other number as may be decreased but not increased from time to time.



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